EideBailly

CPAs & BUSINESS ADVISORS

June 29, 2010

United States Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

On June 28, 2010, we were notified of our dismissal as the independent registered public accountants for Summit Hotel Properties, LLC.

We have been furnished with a copy of the disclosures included in Item 4.01 of the Form 8-K to be filed by Summit Hotel Properties, LLC, and we agree with the statements made in those disclosures insofar as they relate to our Firm. We have not been requested to, nor are providing any representations related to the other disclosures included in this Form 8-K.

Eide Bailly LLP

Eide Bailly LLP

www.eidebailly.com

5601 Green Valley Dr., Ste. 700 | Minneapolis, MN 55437-1145 | T 952.944.6166 | F 952.944.8496 | EOE